                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549



                                    FROM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                      The Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                October 24, 1995


                                 STEPAN COMPANY
 ----------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        Delaware                         1-4462                          36-1823834
----------------------------       ---------------------              ----------------------
 State or other jurisdiction       (Commission File No.)              (I.R.S. Employer
 of incorporation                                                     Identification Number)


              Edens and Winnetka Road, Northfield, Illinois 60093
 ----------------------------------------------------------------------------
                    (Address of principal executive offices)



 Registrant's telephone number, including area code:    (708) 446-7500
                                                     ------------------------


                                 Not Applicable
 ----------------------------------------------------------------------------
       (Former name or former address, if changed since last report)

Item 5.  STEPAN REPORTS LOSS DURING THIRD QUARTER


         NORTHFIELD, Illinois, October 20, 1995 -- Stepan Company today reported a loss for the third quarter attributable to additional legal and environmental charges.

         The third quarter of 1995 resulted in a loss of $550,000 or $0.08 per share, down from income of $4,112,000, or $0.39 per share, recorded in the same quarter of 1994. Net sales for the quarter increased 18 percent to $130,410,000, up from $110,761,000 recorded a year ago.

         Supported by strong first half earnings, net income for the nine month period of 1995 increased seven percent to $10,977,000, or $1.02 per share, compared to $10,212,000, or $0.95 per share in 1994. Net sales for this period increased 22 percent to $401,454,000 from $330,345,000.

         "The company has recorded an additional $5 million pre-tax provision for future legal and environmental costs," said F. Quinn Stepan, Chairman and President. "The strong first half earnings momentum was also restrained during the current quarter by the planned maintenance shutdowns of our phthalic anhydride (PA) and polyol plants. As a result of these shutdowns, polymer earnings were down from the prior year quarter and well off the pace of the first two quarters."

         During the quarter, a draft of the Remedial Investigation Feasibility Study for the remediation of the company's Maywood, New Jersey plant and adjacent property was filed with the Environmental Protection Agency containing a wide range of alternatives and costs. While many of these costs may or may not be incurred, an additional charge to earnings is based on the company's estimate of costs that may be incurred considering all the information available. The potential benefit of insurance and other third party recoveries for these costs has not been recorded.

         Surfactant earnings were up from the year ago quarter on substantially higher domestic sales volume at large national customers. Sales volume and earnings were down for the broader commercial surfactant customer base. International surfactant earnings were down slightly on lower sales volume in Canada and Mexico and continuing weak profit margins in Europe.

         Operating expenses increased 57 percent due to the legal and environmental charge. Overall research and marketing expenditures were also higher. Interest expense rose 25 percent primarily as a result of lower capitalized interest coupled with higher short term borrowing rates.

         "For the year, surfactants and polymers have both experienced significant growth in sales volume and earnings," said Mr. Stepan. "Unfortunately, earnings were severely hindered by legal and environmental charges which account for $8.4 million of the increase in operating expenses."

         "The PA plant turnaround substantially concludes over $10 million of planned renovations aimed at maximizing capacity and improving reliability of this facility. PA continues to be in relatively high demand and our internal consumption of PA in the manufacture of polyurethane polyols continues to grow," said Mr. Stepan. "We expect a strong fourth quarter driven by growth in surfactant and polymer earnings."

         Stepan Company, headquartered in Northfield, Illinois, is a leading producer of basic and intermediate chemicals used in household, industrial, personal care, agricultural and energy-related products. The common stock is traded on the American and Chicago Stock Exchanges under the symbol SCL, and the convertible preferred stock is traded on the Chicago Stock Exchange under the symbol SCLPR.

                                   # # # # #

                                 table follows

                                 STEPAN COMPANY
                              Statements of Income
        For the Three and Nine Months Ended September 30, 1995 and 1994
                          (Unaudited - 000's Omitted)



                                                           Three Months Ended                        Nine Months Ended
                                                              September 30                              September 30
                                               ------------------------------------         -------------------------------------
                                                                             %                                             %
                                                   1995       1994           CHANGE         1995           1994            CHANGE
                                                   ----       ----           ------         ----           ----            ------
     NET SALES                                 $130,410       $110,761         +18           $401,454      $ 330,345       +22

     OPERATING COSTS AND EXPENSES:
        Cost of sales                           109,763         89,778         +22            328,345        269,562       +22
        Operating expenses                       19,480         12,405         +57             49,508         38,145       +30
        Interest, net                             2,046          1,639         +25              6,038          5,360       +13
                                                -------      ---------                       --------       --------

                                                131,289        103,822         +26            383,891        313,067       +23
                                               --------       --------                       --------       --------

     PRE-TAX (LOSS) INCOME                         (879)         6,939        -113             17,563         17,278        +2

     PROVISION FOR INCOME TAXES (BENEFIT)          (329)         2,827        -112              6,586          7,066        -7
                                               --------      ---------                      ---------     ----------

     NET (LOSS) INCOME                         $   (550)      $  4,112        -113           $ 10,977      $  10,212        +7
                                               ========      =========                      =========      =========

     NET (LOSS) INCOME
         PER  COMMON SHARE
           PRIMARY                             $  (0.08)      $   0.39        -121           $   1.02      $    0.95        +7
                                               ========       ========                       ========      ==========
           FULLY DILUTED                       $      -       $   0.37           -           $   1.00      $    0.93        +8
                                               ========       ========                      ==========     ==========

     AVERAGE COMMON SHARES OUTSTANDING            9,998          9,938          +1              9,976          9,918        +1
                                               ========      =========                     ===========      =========



All 1994 share and per share data have been restated for the two-for-one-common stock split effective December 15, 1994.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    October 24, 1995                           Stepan Company

                                             By:     /s/ Walter J. Klein
                                                    -------------------------
                                             Name:   Walter J. Klein
                                                    -------------------------
                                             Title:  Vice President - Finance